This agreement (the "Agreement") is made and entered into by and between Gyrodyne Company of America, Inc. ("Owner") and DPMG, Inc. dba Landmark National ("Manager").

      This Agreement is executed as of April 9, 2002 ("the Effective Date").

      WHEREAS, the Owner has determined that the best interests of the Owner's shareholders would be served by the development of the Property into a golf course with related facilities adjoining a residential development; and

      WHEREAS, Manager has extensive experience in the planning, design, development, construction and operation of high-end golf courses and golf-related residential communities throughout the United States; and

      WHEREAS, Owner desires to retain the Manager to design, develop, operate and manage the Project and the Manager is willing to be so retained and to perform such services during the term hereof on behalf of the Owner.

      NOW THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Owner and Manager agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

1.1 "Applicable Laws" means all laws, statutes, ordinances, codes, building codes, regulations, rules, orders and resolutions of all national, administrative, state, local, municipal, and other governing bodies relating to the Project or to the performance of the Services or the Work.

1.2 "Construction Phase" means for each of the Project Components the phase commencing the award of the first contract related to construction of that Project Component and ending upon Final Completion of that Project Component. The parties acknowledge that design Services may be required during the Construction Phase.

1.3 "Construction Phase Services" means for each Project Component the Services rendered during the Construction Phase of the Project.

1.4 "Design and Master Plan" means the final approved subdivision map(s) as filed with the Suffolk County Clerk and the designs, plans, specifications, drawings and related construction documents for the Residential Development and the Golf Course and Related Facilities and all changes and modifications thereto, prepared for use in constructing the Project, performing the Work, and rendering the Project fully operational and complete, all as approved by Owner.


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1.5 "Design and Master Plan Phase" means the phase of the Project commencing upon the Effective Date of this Agreement and ending upon completion of the Design and Master Plan.

1.6 "Design and Master Plan Phase Services" means for each Project Component all Services required during the Design and Master Plan Phase.

1.7 "Feasibility Study" means the feasibility study dated March, 2002 which has been prepared by Manager and previously delivered to Owner.

1.8 "Final Completion" means the completion of all Work required by, and in strict compliance with, the Design and Master Plan for the Project, including start-up, testing, obtaining regulatory approvals from all applicable authorities, and all preparations necessary to operate and maintain the Project.

1.9 "Golf Course" means the 18-hole championship golf course and practice areas to be designed for and constructed on the Property

1.10 "Golf Course and Related Facilities" means the Golf Course, clubhouse, tennis courts, swimming pool and other golf related facilities.

1.11 "Golf Operating Agreement" means the Golf Operating Agreement between Owner and Manager of even date herewith.

1.12 "Lender" means an institutional lender selected by the Owner in its sole discretion upon consultation with the Manager to finance the Project, a Project Component or any phase of the Project.

1.13 "Operations, Sales and Marketing Phase" as to the Golf Course and Related Facilities Component shall commence on the Substantial Completion of the Golf Course and Related Facilities and shall terminate when this Agreement terminates. The Operation, Sales and Marketing Phase as to the Residential Development Component shall commence at such time as lots or units in the Residential Development are offered for sale and shall terminate upon the sale of all lots and/or units in the Residential Development.

1.14 "Project" means as to the Golf Course and Related Facilities, the proposed development of a portion of the Property into a fully operational golf course and country club and the operation of the golf course and country club pursuant to the terms of the Golf Operating Agreement, and as to the Residential Development, the proposed development of the Property surrounding the Golf Course and Related Facilities into residential lots and/or multi-family building parcels with roads, utilities and other infrastructure fully completed and the sale of such lots and/or parcels.


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

1.15 "Project Components" means (i) the Golf Course and Related Facilities component of the Services and the Work and (ii) the Residential Development component of the Services and the Work.

1.16 "Property" means certain portions of Owner's real property known as Flowerfield as shown in the Feasibility Study, the exact dimensions and size of which will be fixed by Owner in its sole discretion upon consultation with the Manager during the Design and Master Plan Phase.

1.17 "Residential Development" means the proposed residential community adjoining the Golf Course and Related Facilities.

1.18 "Services" means those services, functions, roles, responsibilities, obligations and duties required of Manager pursuant to the terms of this Agreement.

1.19 "Subcontracts" means the contracts between Owner and the persons or entities selected by the Owner for performance or supply of the Work.

1.20 "Subcontract Costs" means those sums properly paid or due and payable by Owner under the terms of the Subcontracts.

1.21 "Subcontractor" means any person or entity having a direct contract or purchase order with Owner for the performance or supply of portions of the Work, including Manager if selected by Owner to perform any portion of the Work.

1.22 "Substantial Completion" means that stage of completion of the construction of any Project Component, including testing, approval by any applicable regulatory authority, and receipt of any required final certificate of occupancy or approvals of any filed map, such that the Work and the Project Component are functionally and legally usable by Owner for the purpose for which they are intended; to wit, in the case of the Residential Development, the lots and multi-family parcels, if any, may be sold for the vertical build out without further road, utilities or other improvements, and, in the case of the Golf Course and Related Facilities, are ready to be opened to the public.

1.23 "Work" means any and all labor, supervision, work, supplies, fixtures, furnishings, vehicles, equipment, services, tools, materials, computers, utilities, items, documents and things required to be performed or supplied for the design and construction of the Project other than the Services required by this Agreement.

                                   ARTICLE 2

                    COVENANTS, REPRESENTATIONS AND WARRANTIES

2.1 Specific Covenants, Representations and Warranties. By executing this Agreement, Manager makes the following express covenants, representations and warranties to Owner:


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

      2.1.1 Manager is professionally qualified to act as the manager for the Project and has, and shall maintain, any and all licenses, permits, and other authorizations necessary to act as the manager for the Project and to perform the Services required hereunder.

      2.1.2 Manager has become familiar with all design and construction documents generated to date and will become familiar with all generated hereafter, and has become familiar with the Project site and the local conditions under which the Project is to be constructed.

      2.1.3 Manager has the capability and experience, including sufficient qualified and competent supervisory personnel, to efficiently and timely perform the Services, and Manager will continuously furnish sufficient personnel to perform the Services in a timely and proper manner.

      2.1.4 Manager shall comply with all Applicable Laws.

      2.1.5 Manager assumes full responsibility to Owner for any damage, cost or expense to Owner arising from the gross negligence or willful misconduct of Manager's officers, employees, and agents in the performance of the Services.

      2.1.6 Manager shall perform its duties in a prudent and businesslike manner, and shall use commercially reasonable efforts to plan, design, develop, manage, operate, maintain and realize maximum value from the Project in a manner consistent with the terms of this Agreement. Manager shall seek to realize the goals of Owner and shall conduct its activities hereunder in accordance with the directives of Owner.

2.2 Enumerated Representations And Warranties Not Exhaustive. The representations and warranties enumerated in this Article 2 operate in addition to, and shall in no way supersede, limit, or restrict any other duty, responsibility, representation, or warranty, express or implied, created or required by this Agreement or by law.

                                    ARTICLE 3

                MANAGER'S SERVICES AND DUTIES: GENERAL PROVISIONS

3.1 Generally. Manager shall perform and provide the Services necessary or appropriate to develop a business plan for the Project, design and operate the Golf Course and Related Facilities, design and sell lots and/or parcels in the Residential Development and manage the Work required for the construction of the Project. In performing its duties hereunder, Manager shall be a fiduciary to Owner in whom Owner may place its full trust and confidence.

3.2 Standard of Care. Manager shall perform the Services at a level, and be judged by a standard of care, that is consistent with the standards and quality prevailing among first-rate, nationally recognized construction management and general contracting firms of superior knowledge, skill and experience engaged in projects of similar size and complexity. Manager


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

shall carry out and complete the Services in an efficient, economical and timely manner, as expeditiously as is consistent with the level of skill and care required hereby and the interests of Owner.

3.3 Permits, Notices, And Fees. Manager shall cooperate with and assist Owner as necessary in timely preparing and submitting all necessary submissions, notices, and applications to all relevant governmental authorities and assist in filing or obtaining from all relevant government authorities all necessary subdivision approvals, site plan approvals, environmental permits, notices of commencement, building and other permits, inspection certificates, certificates of occupancy, and similar documents necessary for the construction, occupancy, and operation of the Project, except to the extent that a Subcontract requires the Subcontractor to obtain permits for any portion of the Work. The Owner shall pay all fees associated with the foregoing.

3.4 Compliance with Applicable Laws. Manager shall reasonably ensure that the Services and Work are performed, and the Project is designed and constructed, in a manner which meets the requirements of all Applicable Laws relating to the design, construction, occupation, and operation of the Project, including, but not limited to, zoning, building and sanitary codes, fire and safety regulations, and environmental regulations. Such Applicable Laws shall be deemed minimum standards for the Project. Where the requirements of the specifications and the accompanying plans exceed those of the Applicable Laws, the plans and specifications shall be followed. Manager shall immediately report to Owner any known or anticipated violation by any Third Party Professionals (as hereinafter defined) or any Subcontractor of any Applicable Law.

3.5 Reporting Anticipated Delays. Should Manager, at any time during the course of the Project, have reason to believe that Manager, any Third Party Professionals, or any Subcontractor will be unable to meet a completion date of any activity which is on the critical path of the Project or which may delay Manager, any Subcontractor, any Third Party Professionals, or the progress of the Project, Manager shall immediately notify Owner in writing, stating the reason for the delay, describing steps being taken to remedy the delay, and recommending steps for eliminating or reducing the extent and impact of such delays.

                                   ARTICLE 4

                     DESIGN DEVELOPMENT AND PROJECT PLANNING

4.1 Generally. During the Design and Master Plan Phase of the Project, and continuing during the Construction Phase where necessary or appropriate to further the interests of Owner and the Project, Manager shall render Services which supervise and support the services to be rendered by the Third Party Professionals and the Sub-contractors including design development, design review, Project planning, and the specific Services described in this Article 4.

4.2 Business Plan. Manager shall prepare and update, as required, for Owner's approval, a business plan covering the overall development and operation of the Project. In connection therewith, Manager shall provide recommendations on relative construction feasibility, time requirements for installation and construction, and factors related to cost, including costs of alternative designs or materials, preliminary budgets, and possible economies.


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

4.3 Golf Course and Related Facilities. Manager shall design, or cause to be designed, the Golf Course and prepare and update, as required, for Owner's approval, an operational plan for the Golf Course and Related Facilities, including analysis of membership plans and programs and preparation of related membership documentation. Manager shall prepare, or cause to be prepared, plans and specifications for the clubhouse, cart barn, half-way house, shelter houses, sanitary facilities, maintenance facilities, irrigation systems, storm drainage systems, dams, bridges and any other facilities incidental to the Golf Course.

4.4 Master Plan: Manager shall design, or cause to be designed, the Residential Development and work with Third Party Professionals to develop a master plan for the Golf Course and Related Facilities and the Residential Development including the filed map, land plans, utility service plans, drainage plans, etc.

4.5 Third Party Professionals: Manager shall engage (to the extent approved by Owner), on behalf of Owner, third party professionals (licensed surveyors, engineers, architects, etc.) ("Third Party Professionals") as needed for design and construction of the Project.

4.6 Scheduling. Manager shall provide, as soon as reasonably practicable (with monthly updates thereof) a Project time schedule that coordinates and integrates the services of the Third Party Professionals with construction schedules.

4.7 Project Budget. Manager shall prepare a Project budget (the "Project Budget") for the Owner's approval as soon as major Project requirements have been identified and update the Project Budget monthly with the Owner's approval. Manager shall prepare an estimate of monthly construction costs. Manager shall update and refine budget estimates for Owner's approval as the development of the plans and specifications proceeds, and advise the Owner immediately if it appears that the Project Budget will require revision. Nothing herein shall constitute a representation, warranty or covenant by the Manager concerning the future performance of the Project or any portion thereof. Without limiting of the foregoing, the Manager and Owner understand and agree that the projections, budgets and business plan(s) prepared by Manager for the Project represent only an estimate by the Manager of costs and revenues that may be incurred or received in the future and should not be relied upon by any party as a representation or warranty of such performance.

4.8 Financing. Manager will assist Owner in identifying and making application to Lenders for Project financing. Manager will fully cooperate with Lender's consultant(s) during the pre-construction and Construction Phases of the Project and provide contract documents (plans and specifications), budget and schedule documentation as requested for review. Manager will coordinate, schedule and prepare documentation for required drawdowns on Project applications for payment and meet with Lender's consultant at the Project site for review and approval of same.

4.9 Processing of Approvals. Manager shall coordinate the applications for, and processing of, all governmental and quasi-governmental approvals and consents required for subdivision approval and the development, construction and operation of the Project, including the retention


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

of Third Party Professionals for the preparation of studies and analyses required as conditions of such consents, approvals. Manager shall organize teams to appear and make presentations to governmental bodies having jurisdiction or planning authority over the Project. Manager shall supervise revisions of Project plans and specifications, to conform to governmental requests and mandates, as approved by Owner.

4.10 Review Project Requirements and Site Data. Manager shall review and study all background data, specifications and other related materials made available by Owner as to requirements, criteria, priorities, feasibility, and physical and financial limitations with regard to the Project, and shall review with Owner and, as appropriate, the Third Party Professionals, site data (such as access, location of services and utilities, security, surveys, and soils information) and other relevant information.

4.11 Verify Site and Working Conditions. Promptly after execution of this Agreement, and as necessary thereafter, Manager shall visit the Project site, review all information related to the site and to the conditions under which the Work will be performed. Manager shall notify Owner of any conditions that would adversely affect the progress, quality, or cost of the Work, recommend means of addressing such conditions, and suggest additional testing or services reasonably required in connection therewith.

4.12 Consultation and Advice. Manager shall consult with and advise the Third Party Professionals and Owner concerning cost, schedule, constructability, and other issues relevant to the completion of the Project, including, but not limited to, value engineering, advantages and disadvantages of proposed materials, building systems, and equipment, construction feasibility, availability of materials and labor, time requirements for installation, construction scheduling alternatives, future expandability of the Project, ease of maintenance, longevity of service, economy of operation, operational capabilities in the case of extended loss of external utility services, and means of achieving conformance with the Owner's Project objectives and the Design and Master Plan.

4.13 Identify Applicable Laws and Regulations. Manager shall identify and review with Owner and the Third Party Professionals, and, if requested by Owner, assist Owner in complying with, the Applicable Laws which will affect the Services, the Work, and the Project.

4.14 Quality Assurance. Manager shall submit to Owner for approval a program for review of design and construction documents, cost estimates, schedules, and the Work.

4.15 Utilities, Communications and Other Infrastructure Issues. Manager shall advise and assist the Third Party Professionals and represent Owner, if requested, in dealing appropriately with local utilities, communications, and other related infrastructure issues.

4.16 Review Of Design Documents. Manager shall review and study, on a continuing basis through the Design and Master Plan Phase and the Construction Phases, all design and construction documents prepared for the Project for accuracy, completeness, clarity, and consistency. Manager shall notify Owner and the Third Party Professionals of any errors, omissions, conflicts, inconsistencies, or ambiguities discovered, identify potential design changes before the bidding cycle and Construction Phase begin, and recommend alternatives when design details affect construction feasibility, constructability, quality, or the Project schedule. Manager shall assure through such review and study that all Project construction requirements are met in the Design and Master Plan and the Subcontracts.

4.17 Presentations. When requested by Owner, Manager shall assist Owner in making one or more presentations to Lenders, shareholders, media representatives and others of design concepts, cost studies, site evaluation, and other data developed in relation to the Project.

4.18 Value Engineering. Manager shall perform value-engineering studies and propose to the Owner design, construction and systems alternatives for reducing the cost of the Project, or elements thereof. Manager shall provide Owner with an estimate of the cost of, and the savings that will result from, implementing such value engineering alternatives.

4.19 Cash Flow Forecasts. Manager shall analyze the Design and Master Plan, payment schedules, and the Construction schedule and shall prepare a written forecast of projected monthly payments to Manager and Subcontractors through Substantial Completion of the Project. As a part of each Monthly Report, Manager shall provide Owner with an updated forecast of such projected monthly payments.

                                    ARTICLE 5

                                    SCHEDULES

5.1 Preparation of Preliminary Schedule. Within thirty (30) days after the Effective Date of this Agreement Manager shall provide to Owner, in a summary form, a proposed schedule for the completion of the Project including milestone dates appropriate to the Project (the "Preliminary Schedule"). The Preliminary Schedule shall be subject to Owner's approval. Manager shall update the Preliminary Schedule monthly throughout the remainder of the Design and Master Plan Phase.

5.2 Preparation of Construction Schedule. Prior to the commencement of the Construction Phase, Manager shall provide to Owner a detailed schedule for performance of all of the Work (the "Construction Schedule"). The Construction Schedule shall be in such form as Owner may require, shall utilize the critical path method of scheduling, and shall provide for a Substantial Completion Date. The Construction Schedule shall coordinate and sequence all activities and performance by all participants in the construction of the Project, including Owner, Manager, Third Party Professionals and Subcontractors. The Construction Schedule shall identify those activities and events which are on the critical path. The Construction Schedule shall be subject to Owner's approval.

5.3 Updating Of Schedules. Manager shall update the Construction Schedule on a monthly basis throughout the construction of the Project to reflect accurately Work accomplished and to be accomplished. Such updates of the Construction Schedule shall be furnished to Owner monthly along with the Monthly Report required by this Agreement. Such updates shall detail all elements of Project progress and shall identify any delays relating to any activity on the


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

critical path of the Project, the cause and extent of same, the projected impact on Substantial Completion, and steps being taken and recommendations for eliminating or reducing the extent of such delays.

                                    ARTICLE 6

                    PROCUREMENT OF SUBCONTRACTS AND MATERIALS

6.1 Bidding, Negotiation and Contract Award. Manager shall provide all necessary Services related to the bidding, negotiation and award of Subcontracts for the construction of the Project, including: (a) preparing lists of prospective Subcontractors and bidders; (b) preparing appropriate bid documents, proposed forms of contract, payment schedules and purchase orders; (c) establishing procedures and schedules for Subcontractor bids or negotiations; (d) advertising for bids and developing Subcontractor interest; (e) furnishing information concerning the Project to prospective Subcontractors; (f) conducting negotiations and pre-bid conferences with Subcontractors; (g) receiving and analyzing bids and making recommendations to Owner regarding Subcontract awards;
(h) investigating the acceptability and responsibility of sub-subcontractors or suppliers proposed by any Subcontractor and advising Owner of such evaluations;
(i) negotiating with Subcontractors concerning any matter related to the Project; and (j) such other services required by Owner with respect to the Subcontractor contracting process.

6.2 Approval of Subcontractors. Manager shall not engage on behalf of Owner or employ on its own behalf any Subcontractor, Third Party Professional, employee or agent to perform any part of the Services or Work who is not properly licensed or against whom Owner has a reasonable objection.

6.3 Subcontract Requirements. Except as otherwise approved by Owner in writing, all Subcontracts shall provide for the retention of ten percent (10%) of amounts earned under the Subcontracts ("Subcontract Retainage").

6.4 Coordination of the Subcontracts. As part of the bidding, negotiation and award of Subcontracts, Manager shall ensure that the Subcontracts are coordinated so that all of the Work is properly and clearly allocated among, and assigned to, Subcontractors without omission, conflict, or duplication. Manager shall carefully review all Subcontracts to ensure: (a) that all subcontracted parts of the Work are assigned to appropriate Subcontractors; (b) that, provisions are made for temporary facilities and utilities necessary for the performance of the Work and for Project site facilities necessary for Manager, Owner, and Third Party Professionals to perform their duties in the management, inspection, and supervision of the Work; (c) that responsibility for Project safety programs is properly assigned; (d) that they are in compliance with Applicable Laws; and (e) that they are in compliance with Owner's and Managers' guidelines, if any.

6.5 Competitive Procurement. Unless otherwise directed by Owner, Manager shall use multi-bid procurement methods.


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

6.6 Other Bid Requirements. Manager shall provide copies of all bids to Owner. If Owner should so direct, Manager shall require bidders to submit their bids directly to Owner who shall then open and forward copies of such bids to Manager.

6.7 Procurement of Special Services. Manager shall schedule and coordinate services from surveyors, testing laboratories, and other special consultants required for the completion of the Work.

6.8 Orders Of Materials and Equipment. Manager shall schedule, coordinate, expedite, and effect the purchase and delivery to the Project site of materials and equipment required to be provided by Owner. Manager shall perform expediting and inspection services after the placement of all such orders.

6.9 Procurement of Materials and Equipment on Owner's Behalf. Manager shall be responsible for scheduling and coordinating, and if requested by Owner, for purchasing and for arranging appropriate delivery, storage and security for, all materials, furnishings, tools, fixtures, computers, and equipment to be furnished by Owner for use in performance and completion of the Work. The purchase price and transportation and storage costs associated with such items shall be borne by Owner within the limits established by the Project Budget.

                                   ARTICLE 7

                           CONSTRUCTION ADMINISTRATION

7.1 Owner to Enter into Subcontracts. Owner shall enter into Subcontracts with Subcontractors for the performance of the Work. Manager shall protect Owner's interests during the performance of such Subcontracts and shall monitor performance by the Subcontractors of all duties and obligations contained in the Subcontracts. Manager shall promptly notify Owner of any material breach by a Subcontractor and shall recommend steps to remedy such breach and to minimize the effect of such breach on the timely and proper completion of the Work.

7.2 Scheduling and Coordinating Construction. Manager shall be responsible for scheduling, coordinating, assigning work areas, and sequencing the Work to be performed and for coordinating same with the Third Party Professionals' services and with Owner's and Owner's tenants' activities and ongoing operations and any Work that may be performed by Owner's own forces, in a manner so as to complete the Project in a reasonably timely fashion.

7.3 Preconstruction Conference. At an appropriate time after execution of Subcontracts, Manager shall conduct a preconstruction conference and shall review with Third-Party Professionals and the Subcontractors any special requirements of Owner with respect to the Work, including Project access, safety requirements, contract procedures, scheduling, requests for payment, change orders, inspections, and any and all other matters relevant to the performance of Manager, the Third Party Professionals, and the Subcontractors.


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

7.4 Confirmation of Insurance. Manager shall timely procure and review all insurance certificates and policies required by the Subcontracts and provide copies of same to Owner. Manager shall not permit any Subcontractor to enter the Project site or perform any Work relating to the Project unless such Subcontractor is and remains insured in accordance with the insurance requirements set out in the Subcontracts.

7.5 Commencement of Construction. Upon receipt from Owner of a written notice to proceed with construction, and not before, Manager shall prepare and issue written notices to proceed to Subcontractors as appropriate.

7.6 Supervision of Subcontractors. Manager shall maintain a continuous presence on the Project site at all times during the Construction Phase of the Project through the provision of sufficient qualified supervisory and other personnel to perform the Services and obligations of this Agreement. A projection of such personnel and the costs related thereto is shown on the Feasibility Study. Manager shall continually supervise its own forces and those of the Subcontractors in a first-class manner. Manager shall determine the adequacy of personnel, labor, materials, equipment and direct supervision provided by Subcontractors and shall monitor their compliance with the Construction Schedule.

7.7 Job Progress Meetings. Manager shall conduct meetings at least weekly, and at such additional times as the needs of the Project or good construction management practice may require, with the Subcontractors, and if necessary with Third Party Professionals, for the purpose of discussing all matters relating to the quality, quantity, and progress of the Work.

7.8 Requests For Information and Interpretation. In cooperation with the Third Party Professionals, Manager shall promptly provide information and interpretations to Subcontractors as necessary for the execution of the Work and shall expedite same where necessary to maintain the Construction Schedule. Where appropriate, Manager shall transmit to the Third Party Professionals, with a copy to Owner, requests for information or interpretation from itself or as made by any Subcontractor. Manager shall maintain a log of all requests for information and interpretation (the "Request Log"), recording (a) the date each request was made; (b) the date the request was transmitted to the Third Party Professional and Owner; (c) the date of receipt of the response to the request; and, if applicable, (d) the date the response to the request was transmitted to the Subcontractor. Where requests for information or interpretation are forwarded to the Third Party Professional, Manager shall promptly review the Third Party Professional's response and shall immediately and prior to transmitting it to a Subcontractor, advise Owner in writing if Manager disagrees with the Third Party Professional's response thereto and seek Owner's direction.

7.9 Subcontractor Defaults. Manager shall recommend courses of action to the Owner when requirements of a Subcontract are not being fulfilled and implement any such course of action approved by Owner.

7.10 Costs. Manager shall assist Owner in the preparation and maintenance of the cost accounting records by Owner on all Project costs and expenses.


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

7.11 Change Orders, etc. Manager shall develop and implement a system for review and processing of change orders; recommend necessary or desirable changes to the Owner and the Third Party Professionals; review requests for changes: submit recommendations to the Owner and the Third Party Professionals; and assist in negotiating change orders.

7.12 Subcontractor Payments. Manager shall be responsible for implementing a procedure for review and processing of applications by Subcontractors for progress and final payments.

7.13 Labor Relations. Manager shall develop and implement a coordinated plan for labor relations to avoid labor disputes and to provide for the uninterrupted and efficient construction of the Project in accordance with applicable schedules and Owner's budgetary requirements. Manager shall comply, and shall require all Subcontractors to comply, with Applicable Laws relating to the terms and conditions of employment of any employee who is employed in connection with the Project.

7.14 Protection of Persons and the Work. Manager shall at all times take, or require to be taken, all necessary steps required to safeguard the property and employees of the Owner and its adjacent landowners and tenants from injury or loss in connection with the performance of the Work and the Services. Manager shall take, or require to be taken, all necessary steps to protect Owner's equipment, adjacent facilities, apparatus, and other property and all adjacent Work and property, including, but not limited to, the use of shoring, boarding, and other safeguards. Where the Work endangers the safety of pedestrians and drivers, barricades for traffic shall be used. Manager shall keep Owner's property and the Work reasonably free from dampness, dirt, dust, and other damage and shall provide all reasonable security measures necessary to protect the Project from the elements, vandalism, theft, and other risks of property loss. All temporary protections shall be removed by Manager upon completion of the Work.

7.15 Demolition, Removal of Materials and Burning. Except with prior written approval of the Owner the use of explosives will not be permitted. The procedure proposed for the accomplishment of any required demolition work shall be submitted to the engineers and Owner for approval. The procedure shall provide for safe conduct of the work, careful removal and disposition of materials, protection of property which is to remain undisturbed and coordination with other Work in progress. The procedures shall include a detailed description of the methods and equipment to be used for each operation, and the sequence of operations. All materials indicated to be removed shall be disposed of off the Owner's property. The use of burning at the Project site to dispose of refuse and debris is not permitted. Manager shall control the amount of dust resulting from the operations to prevent the spread of dust from creating a nuisance in the surrounding area. Manager shall be responsible for assuring that all necessary demolition, tree removal and excavation permits have been obtained and that all demolition, removal of materials and burning is done in strict compliance with Applicable Laws.

7.16 Site Limitation. Manager shall obtain Owner's written authorization before establishing or permitting Subcontractors to establish staging or "lay-down" areas.

7.17 Review and Analysis of Claims. Manager shall review and study all claims for additional compensation or requests for extensions of time submitted by the Subcontractors. Manager shall


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

assemble and provide to Owner the pertinent documentation relating to any such claims, consult with Owner regarding the claims, and take such action thereon as Owner may direct.

                                    ARTICLE 8

                  INSPECTIONS AND CERTIFICATIONS OF COMPLETION

8.1 Inspection of Work. Manager shall, on a continuous basis as a part of its day-to-day supervision of the Project, inspect the Work to ensure that the quality, quantity and progress of the Work meet the requirements of this Agreement. In making such inspections, Manager shall reject Work that is defective or deficient, take steps to avoid unexcused delays in the performance of the Work, and protect Owner from overpayment.

8.2 Standard of Construction and Identification of Defective Work. Manager shall cause the Project to be constructed in substantial compliance with the requirements of the Subcontracts and Applicable Laws. Owner will not accept Work which fails to comply with such standards, unless the departure from such standards is specifically identified to, and thereafter authorized in writing by, the Owner. Unless so authorized by Owner, Manager shall require Subcontractors to correct all Work that does not meet the requirements of the Subcontract and Applicable Laws.

8.3 Punch Lists and Correction of Defective Work. Manager shall, with the assistance of Owner and the engineers and other Third Party Professionals, prepare and enforce punch lists and other itemizations of defective, deficient, or incomplete Work. Manager shall report to Owner in its Monthly Reports its progress in having corrected and completed such defective, deficient, or incomplete Work.

8.4 Manager's Observation of Testing and Start-Up. Manager shall schedule (and notify Owner of such schedule), coordinate, and observe the testing and start-up of all utilities, systems, fixtures, and other equipment and shall report the results of same to Owner in writing.

                                   ARTICLE 9

                     OPERATIONS, SALES AND MARKETING PHASE.

9.1 General. The responsibilities of the Manager and Owner with respect to the operations of the Golf Course and Related Facilities during the Operations, Sales and Marketing Phase shall be set forth in the Golf Operating Agreement. The Operations, Sales and Marketing Phase for the Residential Development will overlap with the Construction Phase in that lots and/or multifamily parcels will be offered for sale prior to the completion of the construction of the Residential Development.

9.2 Residential. Manager shall assist in the preparation of covenants, conditions and restrictions for the use and maintenance of the Residential Development, including design guidelines for all residential structures and other improvements constructed thereon; preparing homeowner association articles, bylaws and other constituent documentation; establishing homeowners' Board of Trustees, Architectural Review Committees and implementing design approval procedures; and preparing financial statements and budgets for homeowners' association operations.

9.3 Sales Programs. Manager shall be responsible for developing for Owner's approval sales and marketing programs, pricing, advertising programs and other aspects of the marketing strategies; providing an on-site sales team with adequate sales personnel to implement marketing strategies; coordinating with club operations personnel to effectively cross-market club and real-estate operations; coordinating with local realtor groups, Chambers of Commerce, professional associations, etc., in order to insure maximum exposure of product in the local marketplace; coordinating with local financial institutions and other housing lenders in order to assist lot purchasers in arranging acquisition/construction financing.

9.4 Reports. Manager shall maintain detailed reports on sales activity, prospect follow-up, competitor activity and other relevant sales and marketing information.

9.5 Lot Sales to Builders. Manager shall be responsible for providing information to and coordinating with local architects and builders for the construction of speculative housing units upon the Residential Development lots.

                                   ARTICLE 10

                              PROJECT DOCUMENTATION

10.1 Basic Project Documentation. Manager shall maintain the following documents on behalf of and for the use of Owner: (a) a complete set of current Subcontracts, including a current set of drawings, specifications, Change Orders and modifications reflecting product and materials selections and as-built conditions on the Project; (b) all shop drawings, samples, and product data; (c) a clean set of the principal building layout lines, elevations of the bottom of footings, floor levels, and key site elevations certified by a qualified surveyor or engineer; (d) all required insurance certificates from Subcontractors; and (e) all other documents required by this Agreement.

10.2 Daily Log. Manager shall maintain a log of daily reports ("Daily Log") which shall identify daily weather conditions and any other material events, circumstances, or occurrences impacting the progress or cost of the Project.

10.3 Monthly Reports. Each month Manager shall prepare and submit to Owner a written report detailing the progress of the Project (the "Monthly Report"). The Monthly Report shall contain Manager's estimate of percentage of completion of the Project and each element thereof, identify any and all delays to the Project and the cause and extent thereof and describe the remedial measures being taken to overcome such delays, identify any defective or deficient Work installed during the preceding month and describe the remedial measures being taken to correct the defective or deficient Work, identify any outstanding requests for information or clarification, requests for interpretation, change order requests, questions, or other matters requiring the response of Owner, Manager, Third Party Professionals, or a Subcontractor and shall include any and all other information required to fully inform Owner of the status of the Project and the performance of Manager, Third Party Professionals, and Subcontractors. The Monthly Report shall include the Construction Schedule updates, updated cash flow forecasts, and updated comparisons of actual and estimated construction costs.

10.4 Review and Assignment of Warranties. Manager shall obtain and shall transmit to Owner all special product, system, equipment or material warranties required by this Agreement and the Subcontracts. Manager shall review all such warranties to confirm that the warranties are in compliance with the requirements of this Agreement and Subcontracts.

10.5 Operations and Maintenance Documentation. Manager shall obtain and transmit to Owner all documentation required by this Agreement regarding the operation and recommended maintenance programs relating to the various elements of the Project.

10.6 Review and Approval of As-Built Drawings. Manager shall cause Subcontractors to provide as-built drawings and shall confirm to Owner that such drawings are adequate and complete and in compliance with the requirements of this Agreement.

10.7 Availability of Project-Related Records to Owner. All records relating directly or indirectly to the Project which are in the possession or control of Manager shall be made available to Owner, its designee, and any governmental authority for audit, inspection, and copying upon request of Owner. Such records include, without limitation: all drawings, specifications, subcontractor bids, the Daily Log, correspondence, the Request Log, minutes, memoranda, tape or videotape recordings, or other writings or things which document the Project, its design, and its construction.

10.8 Maintenance of Project-Related Records. Manager shall maintain and protect all Project-related records, other than those required to be returned to Owner, for no less than seven (7) years after Final Completion of the Project and for any longer period of time as may be required by law or good construction management practice.

10.9 Project Videotapes and Photographs. If at any time requested by Owner, Manager shall, at Owner's expense, record periodic narrated videotapes or take photographs depicting progress of the Work. Any specific safety or environmental incidents are to be videotaped at the time of the incident without waiting for Owner authorization. All videotapes and photographs shall be submitted to Owner on a weekly basis.

                                   ARTICLE 11

                OWNER'S DUTIES, OBLIGATIONS, AND RESPONSIBILITIES

11.1 Provide Project Information. Owner shall provide Manager with adequate information regarding Owner's requirements for the Project.

11.2 Review Of Documents. Owner shall review any documents submitted by Manager requiring Owner's decision and shall render any required decisions pertaining thereto. Owner reserves the right to approve in advance, any decisions with respect to the Project or any portion thereof.

11.3 Subcontracts. Owner shall enter into all Subcontracts and agreements with Third Party Professionals, vendors and other Project providers of Work and Owner shall be responsible for all payment and other obligations with respect thereto.

11.4 Access To the Site and The Work. Owner shall provide Manager access to the site and to the Work as necessary for Manager to perform the requirements of this Agreement.

11.5 Accounting. Owner shall provide cost accounting services for the Project and shall pay, in a timely manner, the costs of the Work pursuant to the terms hereof.

                                   ARTICLE 12

                   COMPENSATION AND REIMBURSEMENT FOR EXPENSES

12.1 Fees. As compensation for its services hereunder, the Manager shall receive the following fees from Owner (collectively with the Incentive Fee (as hereinafter defined), the "Fees"):

      12.1.1 For the Design and Master Plan Phase Services for the Golf Course and Related Facilities, a fixed fee of $5,000 per month (the "Golf Design Fee"), with the first payment due thirty (30) days after the Effective Date and the last payment due thirty (30) days after the commencement of the Construction Phase of the Golf Course and Related Facilities. The aggregate sum of the monthly payments of the Golf Design Fee shall not exceed $150,000;

      12.1.2 For the Design and Master Plan Phase Services for the Residential Development, a fixed fee of $10,000 per month (the "Residential Design Fee"), with the first payment due thirty (30) days after the Effective Date and the last payment due thirty (30) days after the commencement of the Construction Phase of the Residential Development. The aggregate sum of the monthly payments of the Residential Design Fee shall not exceed $300,000;

      12.1.3 A grading plan fee of $100,000 (the "Grading Plan Fee") shall be payable within 15 days after the completion of the rough grading plans for the Golf Course;

      12.1.4 In the event Manager designs or co-designs the Golf Course as a signature Landmark course, a one time, lump sum signature licensing fee not to exceed $250,000 shall be payable to Manager pursuant to a separate licensing agreement between Manager and Owner containing such reasonable and customary terms and conditions as the parties may approve;

      12.1.5 Commencing at the beginning of the Construction Phase for each of the Golf Course and Related Facilities Component and the Residential Development Component and terminating upon Final Completion of such Project Component, a monthly fee paid in arrears equal to 4.5% of all Construction Costs (as hereinafter defined) for each Component of the Project for the previous month (the "Construction Fee");

            (i) As used herein, the term Construction Costs shall include the following (but only to the extent included in a the Project Budget):

                  (1) Cost of all materials, fixtures and equipment incorporated in the Project, including costs of transportation thereof;

                  (2) Payments made to third party contractors (excluding the Construction Fee) for Work performed on the Project;

                  (3) Costs, including transportation and maintenance, of all materials, supplies and equipment used in the performance of the Work;

                  (4) Cost of demolition and the removal of all debris from the Project site;

                  (5) Cost of all supplies, furniture, and other personal property incorporated in the Project, including costs of transportation thereof;

                  (6) Costs incurred due to an emergency affecting the safety of persons or property;

                  (7) Payment and performance bond premiums for contractors and cost of premiums for other insurance (including the allocable portion of any blanket policies) that are required in connection with the Project;

                  (8) Sales, use or other similar taxes or licenses required by law or imposed by any governmental authority;

                  (9) Permit fees,

                  (10) Costs of Third Party Professionals and other consultants employed in connection with the performance of the Work; and

                  (11) Other line items shown in the Feasibility Study.

      12.1.6 Commencing at the beginning of the Operations, Sales and Marketing Phase and terminating at such time as all lots, multi-family parcels and/or units in the Residential Development are sold, an annual fee equal to $75,000 per year (the "Residential Marketing Fee") payable monthly, in arrears; and

      12.1.7 Commencing at the beginning of the Operations, Sales and Marketing Phase of the Golf Course and Related Facilities and terminating on the expiration or earlier termination of the Golf Operation Agreement, the fees set forth in the Golf Operating Agreement (the "Golf Operating Fee").

12.2 Incentive fee.

      (a) As further compensation for its services hereunder, the Manager shall be paid a Fee (the "Incentive Fee"), at the times and pursuant to the procedures set forth below, equal to ten percent (10%) of net income from the Project (or other sale or use of the Property), before income taxes related thereto and this Incentive Fee, as determined in accordance with generally accepted accounting principles consistently applied, with the following stipulations:

            (1) The cost basis in the Property as of the Effective Date is $2,190,906.84.

            (2) The annual allocation of corporate overhead and general and administrative expenses of the Owner to the Project will not exceed $100,000.

            (3) Proceeds from membership sales shall be considered revenue in the year the memberships are sold.

      (b) The Incentive Fee shall be paid to the Manager quarterly in arrears, during the Term. At the end of each calendar year, the Incentive Fee for such calendar year as a whole shall be recomputed and any excess Incentive Fee paid to Manager during such calendar year shall be repaid to Owner or any deficit in the Incentive Fee paid to Manager during such calendar year shall be paid by Owner to Manager. All calendar year end adjustments to the Incentive Fee shall be made by Owner and Manager within sixty (60) days after the end of each calendar year.

12.3 Costs, expenses and disbursements.

            (a) In addition to the Fees, Manager shall be reimbursed for (or, upon Manager's request, the Owner shall pay directly), but only to the extent approved in advance by Owner and included in the Project Budget, all costs and expenses incurred or paid by the Manager in connection with the performance of its duties hereunder, for (i) travel to and from the Project, together with appurtenant meals and accommodations, and (ii) wages and benefits paid by Manager to employees of Manager (or Manager Affiliate(s), as hereinafter defined) located at the Project who perform Project functions. In addition, Manager shall be reimbursed by Owner for all costs and expenses incurred or paid by the Manager in connection with the leasing of office space at or in the vicinity of the Project unless Owner provides such office space to Manager at no charge. All reimbursements shall be made in accordance with the direct personnel rates projected in the Feasibility Study and shown in the Project Budget.

            (b) All payments to be made by the Owner for reimbursement by the Manager pursuant to the provisions hereof shall be made within thirty (30) days of the Owner's receipt of appropriate written evidence thereof. All direct payments by the Owner pursuant to the provisions hereof shall be made promptly as requested by Manager, but also subject to prior receipt of appropriate written evidence thereof.

                                   ARTICLE 13

                 OWNERSHIP OF PLANS/DRAWINGS AND OTHER DOCUMENTS

      All plans and specifications, drawings, designs, reports and other documents, as well as information and items provided by Owner to Manager to facilitate Manager's performance hereunder, shall remain the exclusive property of Owner, and all such documents, information, and items, including all copies thereof, shall be returned to Owner upon Final Completion and as a condition precedent to payment of Fees due; provided that Manager may retain one copy of same for record purposes only.

                                   ARTICLE 14

                                    INDEMNITY

14.1 General Indemnity. Owner (the "Indemnifying Party") shall indemnify and hold Manager, its directors, employees and agents (the "Indemnified Party") harmless from and against all liability, claims, loss, damages, costs and expense, including attorneys' fees and expenses, and fees and expenses of experts, arising out of or resulting from this Agreement and/or the performance by the Indemnified Party of its obligations and responsibilities hereunder, except that Indemnifying Party shall have no obligation to indemnify the Indemnified Party from and against any liability, claims, loss, damages, costs or expenses arising out of the gross negligence or willful misconduct of the Indemnified Party. In the event the Indemnified Party is alleged to be liable to any person or entity on account of this Agreement or of alleged acts or omissions, or both, of the Indemnifying Party or its employees, agents, and consultants, the Indemnifying Party shall defend the Indemnified Party against such allegations through counsel acceptable to the Indemnified Party, and the Indemnifying Party shall bear all costs, fees and expenses of such defense, including but not limited to, all attorneys' fees and expenses, court costs, and expert witness fees and expenses, and any resulting settlement, judgment, or award. This duty to indemnify and defend the Indemnified Party shall extend to, but not be limited to, claims for bodily injury (including death), for damage to or loss of property, and for environmental damage and liabilities, incurred or sustained by the Indemnified Party or any third person. Should the Indemnifying Party fail to perform its duties to defend and indemnify the Indemnified Party as required herein, The Indemnified Party may defend or settle such claims as it deems prudent, in the exercise of reasonable judgment, and the Indemnifying Party agrees to be bound by any such defense, settlement, judgment, or award that may result from such action by the Indemnified Party.

14.2 Enforcement of this Agreement. In the event any party to this Agreement retains outside legal counsel to secure performance by the other party of any of its obligations under this Agreement, or if any Indemnified Party retains or utilizes such counsel to represent its interest with respect to any matter for which the Indemnifying Party has an indemnity obligation to the Indemnified Party under any provision of this Agreement or otherwise, the prevailing party shall be entitled to reimbursement for the cost of such counsel and any and all other cost and expense incurred in preparing, negotiating, or prosecuting any claim against the prevailing party, including, but not limited to, any and all expert witness fees and expenses.

                                   ARTICLE 15

                                    INSURANCE

      The Manager shall have and maintain insurance in such amounts and including such coverages as shall be prudent and reasonable under the circumstances, unless specific coverages and amounts are otherwise agreed to by the parties. Owner shall carry property and liability insurance in such amounts and including such coverages as shall be prudent and reasonable under the circumstances, however, any such liability coverage shall have limits of not less than $5,000,000 combined single limit and shall name Manager and its officers, directors and employees as additional insureds thereunder.

                                   ARTICLE 16

                                   SUSPENSION

16.1 Suspension of Work. Owner may for any reason whatsoever suspend, in whole or in part, performance of the Work and Manager's performance under this Agreement. Owner shall give written notice of such suspension to Manager specifying when such suspension is to become effective and the scope of the Work and the Services affected by such suspension.

16.2 Ceasing Performance upon Suspension. From and upon the effective date of any suspension ordered by Owner, Manager shall not incur, nor permit any Subcontractor to incur, any further expense or obligations in connection with the suspended portion of the Work or the Services. From and upon the effective date of any suspension ordered by Owner, Manager shall cease performing Services under this Agreement, and shall cause all Subcontractors to cease performing Work, related to the suspended portion of the Work or the Services, and shall utilize its best efforts to mitigate its costs resulting from the suspension.

16.3 Resumption of Work after Suspension. If Owner lifts the suspension it shall do so in writing signed by Owner and Manager shall promptly resume performance of the Services and cause the Subcontractors to resume performance of the Work.

                                   ARTICLE 17

                              TERM AND TERMINATION

17.1 Term. The Term of this Agreement shall commence as of the Effective Date and shall terminate on the earlier of:

            (i)   the fifteenth anniversary of the Effective Date;

            (ii)  Owner's termination under Section 17.2 below; or

            (iii) Either party's termination upon the default of the other party under Section 17.3 below.

Upon the termination of this Agreement for any reason Owner shall pay to Manager all unreimbursed costs and expenses incurred prior to termination for which reimbursement is due under the terms of this Agreement and the accrued but unpaid portion of Fees earned by Manager to the date of termination as determined under the terms of Article 12 above. Any Fees for partial calendar periods shall be equitable prorated.

17.2 Owner's Termination. Owner may for any reason whatsoever terminate this Agreement at any time prior to Substantial Completion. Owner shall give written notice of such termination to Manager specifying when termination becomes effective. Any suspension of activity on the Project by Owner for a period in excess of twelve consecutive calendar months shall be deemed to be a termination by Owner. For any termination under this Section 17.2, Owner shall also pay Manager upon, and as a condition of, such termination the following amounts:

      (a) If the termination occurs on or prior to May 8, 2002, a sum equal to $1,000;

      (b) If the termination occurs after May 8, 2002 but prior to the completion of the Design and Master Plan Phase of the Golf Course and Related Facilities, a sum equal to $500,000;

      (c) If termination occurs after the completion of the Design and Master Plan Phase of the Golf Course and Related Facilities and prior to the time that the Golf Course and Related Facilities are open for use by third parties (including the public), a sum equal to $1 Million; and

      (d) If termination occurs after the Golf Course and Related Facilities are open for use by third parties (including the public) a sum equal to fifty (50%) percent of the entire amount of the unearned Fees that would have been earned by Manager through the remaining balance of the original 15-year Term had the Agreement not been so terminated.

17.3 Termination for Cause. If Manager refuses or fails to perform its Services and duties under this Agreement in a timely manner, supply enough properly skilled supervisory personnel, labor or proper equipment or materials, or comply with Applicable Laws, or if Manager is otherwise guilty of a material breach of this Agreement, then Owner may, by written notice to Manager, and without prejudice to any other right or remedy, terminate the employment of Manager, in whole or in part, and take possession of the Project site, this Agreements, Subcontracts, Project Documentation in the possession of Manager, and all equipment and materials at the site; provided, however, that no such failure or breach shall be deemed to constitute cause for termination of this Agreement unless such failure or breach continues for a period of thirty (30) days after Manager's receipt of written notice from Owner of such failure or breach or, if such failure or breach is not capable of being cured within said thirty (30) day period, Manager shall have failed diligently and in good faith to commence to cure the same within said thirty (30) day period and to give Owner reasonable assurances of future performance.

17.4 Erroneous Termination for Cause. In the event the employment of Manager is terminated by Owner for cause and it is subsequently determined by a court or other tribunal of competent jurisdiction that such termination was without cause, such termination shall thereupon be deemed a Termination under paragraph 17.2 and the provisions of paragraph 17.2 regarding compensation shall apply.

17.5 Completion by Owner and Survival of Obligations. Following any termination, Owner may complete the terminated portion of the Services by whatever means Owner deems most expedient. Manager's obligations and all provisions of this Agreement shall continue in full force and effect as to all Services performed prior to the effective date of the termination and as to that portion of the Services not affected by the termination.

17.6 Consequential Damages. In no event shall either party be entitled to recover from the other party lost profits or other consequential damages.

                                   ARTICLE 18

                            MISCELLANEOUS PROVISIONS

18.1 Notices. No notice is effective until the writing containing the notice is placed in the hand of the Owner or the Manager's Project Manager or is postmarked by certified U.S. Mail, or sent by nationally recognized overnight courier service to the following addressees:

                  To Owner:        Gyrodyne Company of America, Inc.
                                   102 Flowerfield
                                   St. James, Long Island, New York 11780
                                   Attn: Pete Pitsiokos

                  To Manager:      DPMG, Inc., dba Landmark National
                                   2817 Crain Highway
                                   Upper Marlboro, Maryland 20773
                                   Attn: Chris Cole

All notices shall be effective upon receipt.

18.2 Successors and Assigns. Manager shall not assign its rights hereunder, excepting its right to payment, nor shall it delegate any of its duties hereunder without Owner's written consent, except that Manager shall have the right to assign all, or a portion, of its rights under this Agreement to an entity controlled by, or under common control of Manager; Owner shall have the right to assign its rights under this Agreement, but any such assignment shall not relieve Owner of its obligations hereunder. Subject to the provisions of the immediately preceding sentence, Owner and Manager, respectively, bind themselves, their successors, assigns and legal representatives to the other party to this Agreement and to the successors, assigns and legal representatives of such other party with respect to all terms and conditions of this Agreement.

18.3 No Third Party Beneficiaries. Nothing contained in this Agreement shall create a contractual relationship with, or any rights in favor of, any third party, including any Subcontractor.

18.4 Severability. In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction or other competent tribunal or rendered invalid by any legislative or regulatory enactment, the remaining provisions of this Agreement shall remain in full force and effect, and such holding or enactment shall not invalidate or render unenforceable any other provision hereof.

18.5 Headings. The headings used in this Agreement are merely for convenience and shall have no other force, effect or purpose.

18.6 Exhibits. All exhibits annexed hereto are incorporated by reference and made a part of this Agreement.

18.7 "Including". The terms "including", "includes", and their derivatives are not intended as terms of limitation, and shall be deemed in each instance to be followed by the phrase "without limitation."

18.8 Governing Law, etc. This Agreement shall be construed, interpreted, and enforced in accordance with the laws of the State of New York and the parties consent to the personal jurisdiction of the New York State and federal courts located in the County of Suffolk, State of New York. The parties agree that all disputes arising in connection with this Agreement will first be promptly submitted for mediation in accordance with the rules of the American Arbitration Association.

18.9 Entire Agreement/Amendments In Writing. This Agreement represents the entire agreement between Owner and Manager and supersedes all prior communications, negotiations, representations, or agreements, either written or oral.

18.10 Waiver. No waiver by Owner of any one or more defaults by Manager in the performance of the provisions of this Agreement shall be construed as a waiver of any other defaults, whether of a like kind or different nature.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below.

OWNER                                     MANAGER

Gyrodyne Company of America, Inc.         DPMG, Inc., dba Landmark National


By: /s/ Stephen V. Maroney                By: /s/ Gerald G. Barton
   ------------------------------            ----------------------------------
   (Signature)                               (Signature)


Stephen V. Maroney                        Gerald G. Barton
President                                 President

102 Flowerfield                           2817 Crain Highway
St. James, Long Island, New York 11780    Upper Marlboro, Maryland 20774

April 9, 2002                             April 9, 2002